Bandwidth Announces Preliminary Third Quarter 2021 Revenue Results Exceeding Guidance and Estimated Full Year Revenue Impact of DDoS Attack

Raleigh, NC – October 26, 2021 – Bandwidth Inc. (NASDAQ: BAND), a leading global enterprise cloud communications company, today announced preliminary third quarter 2021 revenue results and provided full year 2021 estimated revenue impact of the distributed denial of service (“DDoS”) attack previously disclosed by the company.
The company currently expects third quarter 2021 consolidated revenue to be approximately $131 million, or 54% higher than the prior year period, and third quarter 2021 CPaaS revenue to be approximately $107.4 million, or 46% higher than the prior year period. This exceeds third quarter guidance for consolidated revenue of $123.6 to $124.6 million and CPaaS revenue of $106.1 to $107.1 million. These results include a decrease of approximately $0.7 million in third quarter 2021 revenue from lost transaction volume and customer credits due to the DDoS attack. The DDoS-related decrease in third quarter 2021 revenue is in-line with the company’s disclosure contained in the Form 8-K filed on October 6, 2021. The company’s preliminary revenue results for the third quarter of 2021 remain subject to ongoing quarterly close procedures.
“I am proud of our team’s performance to combat a series of sophisticated DDoS attacks aimed at Bandwidth and our industry. Despite the impact from the DDoS attack at the end of September, our revenue results for the third quarter exceeded our guidance,” said David Morken, Bandwidth’s CEO. “Consistent with our ethos to do the right thing for our customers, we helped some of our customers divert traffic from our platform during the attack to mitigate impacts to their businesses. While that traffic is beginning to come back, we believe we will see a top-line impact of that lost volume primarily in the fourth quarter. We believe we are now stronger than ever, and are focused on serving our customers.”
Based on preliminary usage data and currently known information, the company estimates that the impact of the DDoS attack may reduce CPaaS revenue for the full year of 2021 by an amount between $9 million and $12 million, inclusive of the aforementioned $0.7 million revenue impact in the third quarter. Accordingly, Bandwidth will adjust its full year 2021 financial outlook commensurate with its reduced revenue expectations.
The company will discuss more about its response to the DDoS attack, as well as its third quarter 2021 financial results and full year 2021 outlook, in its upcoming earnings conference call.

Third Quarter Earnings Results to Be Announced on November 8, 2021
Final results for the period ending September 30, 2021 are expected to be issued in a press release after market close on Monday, November 8, 2021, with a conference call thereafter.
Bandwidth will host a live webcast of the conference call and provide an accompanying slide deck on the Investor Relations section of the company's website at https://investors.bandwidth.com, where a replay will also be available shortly following the conference call.
Conference call details:
Date: Monday, November 8, 2021
Time: 5:00 p.m. Eastern Time
Dial-in number (domestic): (855) 327-6837
Dial-in number (international): (631) 891-4304
Replay information:
An audio replay of the call will be available beginning at approximately 8:00 p.m. Eastern Time on Monday November 8, 2021, until 11:59 p.m. Eastern Time on Monday, November 15, 2021, by dialing (844) 512-2921 for the U.S. or Canada, or (412) 317-6671 for international callers, and entering passcode 10017120.

About Bandwidth Inc.
Bandwidth (NASDAQ: BAND) is a global communications software company that helps enterprises connect people around the world with cloud-ready voice, messaging, and emergency services. Backed by a global network of more than 60 countries reaching over 90 percent of GDP, companies like Cisco, Google, Microsoft, RingCentral, Uber and Zoom use Bandwidth's APIs to easily embed communications into software and applications. Bandwidth has more than 20 years in the technology space and was the first Communications Platform-as-a-Service (CPaaS) provider to offer a robust selection of APIs built around our own global network. Our award-winning support teams help businesses around the world solve complex communications challenges every day. More information is available at www.bandwidth.com.

Investor Contact:
Sarah Walas
Bandwidth
919-504-6585
IR@bandwidth.com

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements of historical facts, are forward-looking statements. The words "anticipate," "believe," "continue," "estimate," "expect," "intend," "guide," "may," "will" and similar expressions and their negatives are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations regarding the distributed denial of service ("DDoS") attack discussed above, as well as data loss or other security breaches, our ability to asses and remedy the DDoS attack referenced above, and legal, reputational and financial risks resulting from this or other cybersecurity incidents. These forward-looking statements are subject to a number of risks and uncertainties, including, without limitation; projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs, risks related to our rapid growth and ability to sustain our revenue growth rate, competition in the markets in which we operate, market growth, our ability to innovate and manage our growth, our ability to expand effectively into new markets, risks that the anticipated benefits of the acquisition of Voxbone may not be fully realized or may take longer to realize than expected, our ability to operate in compliance with applicable laws, as well as other risks and uncertainties set forth in the "Risk Factors" section of our latest Form 10-K filed with the Securities and Exchange Commission and any subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements or events and circumstances reflected in the forward-looking statements will occur. We are under no obligation to update any of these forward-looking statements after the date of this release, and the associated current report on Form 8-K, to conform these statements to actual results or revised expectations, except as required by law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date hereof.

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